EXHIBIT 99.1

                          GOUVERNEUR BANCORP ANNOUNCES
                        THE DEATH OF ONE OF ITS DIRECTORS

January 31, 2006

Gouverneur, New York ---- Gouverneur Bancorp, Inc. (AMEX: GOV), the parent company of Gouverneur Savings and Loan Association announced today the unexpected death of Mr. Larry Straw on January 26, 2006. Mr. Straw had been a director of the Company since it was formed in 1999, and of the Bank since November 1993.

"We are deeply saddened by the death of Larry Straw who was a valuable member of our Board of Directors," stated Mr. Frank Langevin, Chairman of the Board. "The success of the Company and the Bank to date is in part due to his efforts."

Founded in 1892, the Bank is a federally chartered savings and loan association offering a variety of banking products and services to individuals and businesses in its primary market area of St. Lawrence County and the Alexandria Bay area located in Jefferson County.